UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 16, 2013

S.Y. BANCORP, INC.
(Exact name of registrant as specified in its charter)

Kentucky (State or other jurisdiction of incorporation or organization)	1-13661 (Commission File Number)	61-1137529 (I.R.S. Employer Identification No.)

1040 East Main Street, Louisville, Kentucky, 40206
(Address of principal executive offices)

(502) 582-2571
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Change in Control Agreement Changes

On December 16, 2013, the Compensation Committee of the Boards of S.Y Bancorp, Inc. and its subsidiary, Stock Yards Bank & Trust, approved restatements to Change in Control Severance Agreements with 4 executive officers – David Heintzman, Kathy Thompson, Nancy Davis and Ja Hillebrand.

As restated, the first three agreements no long provide for a "single-trigger" allowing executives to leave employment voluntarily after a change in control and receive severance.  Rather, severance is now payable only if the executive is either terminated by the Bank without cause, or has a significant change in duties or authority such that they are deemed to have "good reason" to resign.  The restated agreements also eliminate references to tax gross-up provisions which expired early in 2013.  The agreement for Mr. Hillebrand was conformed to the same terms as now apply to the other three executives.

These agreement  provide for a change in control severance payment for these executives equal to three times the sum of their highest monthly base salary during the six months prior to termination or resignation, plus the highest annual cash bonus paid to them for the current and preceding two fiscal years preceding their termination or resignation.  If the severance payable under these agreements would trigger an excise tax (payable by the executive) under Section 280G of the Code, the amount payable will be reduced below the contract maximum, if that reduction will net an after-tax benefit to the executive that is better than the benefit net of the excise taxes. Each executive also has a right to participate in the Bank's health plans at their cost for three years following severance and is subject to an 18 month prohibition on competing with the Bank in any way within a 50 mile radius of any Bank office, in addition to confidentiality and nonsolicitation covenants of that same duration.

Payment under each of the Severance Agreements is made only if the executive fully releases all claims against S. Y. Bancorp and the Bank.

Clawback Policy Adopted

On December 16, 2013, the Compensation Committee of the Board of S.Y Bancorp, Inc. concluded that all compensation for the Company's top 8 officers which is conditioned upon achievement of certain financial performance should be conditioned on the compensation being recouped if the financial performance on which it was calculated proves to be incorrect or requires restatement.

Currently, the Company grants two types of awards that vary in amount depending upon financial performance – annual cash incentives and 3-year performance-based restricted stock units.  To implement its clawback policy, the Committee adopted an amendment to its Annual Cash Bonus Plan and a new form of restricted stock unit grant agreement, to require the recipient of compensation under those programs to repay some or all of an award, or allow the Company to offset the overpayment form other compensation, if the Committee concludes that (i) federal or state law or the listing requirements of the exchange on which the Company's stock is listed for trading so require, (ii) the performance criteria required for the award were not met, or not met to the extent necessary to support the amount of the award that was paid, or (iii) as required by Section 304 of the Sarbanes-Oxley Act of 2002, after a restatement of the Company's financial results as reported to the Securities and Exchange Commission.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

D.	Exhibits

	10.1	Form of Amended and Restated Change in Control Severance Agreement (for David Heintzman, Ja Hillebrand, Kathy Thompson and Nancy Davis)

	10.2	Form of Annual Cash Bonus Plan (as amended December 16, 2013)

	10.3	Form of RSU award agreement to replace the Restricted Stock award agreement used for executive officers in the past

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 17, 2013	S.Y. BANCORP, INC.

	By:	/s/ Nancy B. Davis
Nancy B. Davis, Executive Vice President, Treasurer and Chief Financial Officer